SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                      FORM 8-K


                    Current Report Pursuant to Section 13 or 15(d) of
                             The Securities Act of 1934




Date of Report (Date of earliest event reported)      December 18, 1997



                             Motors & Gears, Inc.
           (Exact name of registrant as specified in its charter)



     Delaware                   333-19257                 36-4109641
(State or other                    (Commission             (I.R.S. Employer
Jurisdiction)                      File Number)          Identification No.)



     ArborLake Centre, Suite 550
     1751 Lake Cook Road, Deerfield, IL                        60015
(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code   (847) 945-5591

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Item 2.   Acquisition or disposition of assets

     On December 18, 1997, Motors & Gears Industries, Inc. ("The Company") acquired all of the outstanding stock of Motion Control Engineering, Inc. ("Motion Control"). The Company acquired Motion Control through its newly formed wholly owned subsidiary, Motion Holdings, Inc. Motion Control is the leading independent supplier of electronic motion and logic control products to the elevator industry. Motion Control designs, engineers, and assembles custom microprocesor-based control systems primarily used in modernizing and upgrading existing cable traction and hydraulic elevators (90% of sales) as well as new building construction (10% of sales).

     In connection with the acquisition, the Company paid $51.6 million to the sellers in cash. The cash was provided through proceeds from the 10 3/4% Series C Senior Notes due 2006 issued on December 10, 1997.

     For the last twelve months ended September 30, 1997, Motion Control had net sales of $39.0 million and pro forma EBITDA of $5.4 million.


Item 7.   Financial Statements and Exhibits

(a)  Financial Statements

It is not practicable to provide the required financial statements for the acquired business at this time. The required financial statements will be filed no later than sixty (60) days following the filing of this report.

(b)  Pro Forma Financial Information

The pro forma financial information will be filed no later than sixty (60) days following the filing of this report.

(c)  Exhibits

     2. (a) Share purchase agreement for the direct and indirect sale of all the shares of Motion Control, dated November 17, 1997.

     Certain exhibits and schedules to the agreements referred to in the item 2(a) have not been included; they will be furnished supplementally if requested by the Commission.

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                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MOTORS AND GEARS, INC.


January 2, 1998                         By  /s/ Norman R. Bates
                                            Norman R. Bates
                                            Chief Financial Officer